SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN

                                919 THIRD AVENUE

                                 NEW YORK 10022


CABLE: SHERFRIED
       (212) PLAZA 8-9500
TELEX: 237328





                                September 9, 1983


LMH Fund, Ltd.
19 Compo Road South
Westport, Connecticut 06881

Dear Sirs:

         LMH Fund, Ltd. (the "Corporation") proposes to issue and sell an indefinite number of shares (the "Shares") of its Common Stock, par value $.01per share, (the "Common Stock") in the manner and on the terms set forth in its Registration Statement on Form N-1 filed-with the Securities and Exchange Commission (File No. 2-84222).

         We have, as counsel, participated in various corporate and other proceedings relating to the Corporation and to the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Articles of Incorporation and By-Laws, as now in effect, and other documents relating to its organization and operation. We have also reviewed the above-mentioned Registration Statement and the documents filed as exhibits thereto. 'We are generally familiar with the corporate affairs of the Corporation.

         Based upon the foregoing, it is our opinion that:

         1. The Corporation has been duly organized and is legally existing under the laws of the State of Maryland.

         2. The Corporation is authorized to issue thirty million (30,000,000) shares of Common Stock. Under Maryland law, shares of Common Stock which are issued and subsequently redeemed by the Corporation will be, by virtue of such redemption, restored to the status of authorized and unissued shares.

         3. Subject to the effectiveness of the abovementioned Registration Statement, upon the issuance of the Shares for a consideration not less than the par value thereof as required by the laws of Maryland, and not less than the net asset value thereof as required by the Articles of Incorporation of the Corporation, such shares will be legally issued and outstanding and fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the above-mentioned Registration Statement, and to the reference to our firm as counsel in the prospectus filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.




                       Very truly yours,

                       /s/Shereff, Friedman, Hoffman & Goodman

                       Shereff, Friedman, Hoffman & Goodman